Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83414, 333-80995, 333-113258, 333-159393, 333-186881 and 333-214398 on Form S-8 and Registration Statement Nos. 333-192570 and 333-202945 on Form S-4 of our reports dated February 26, 2020, relating to the consolidated financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of R.R. Donnelley & Sons Company, which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of a new accounting standard, for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 26, 2020